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EXHIBIT 99.2

             INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT dated as of the _____ day of ________, ___.

BETWEEN:
     INDO-PACIFIC ENERGY LTD., of 1200 - 1090 West Pender Street,
Vancouver, British Columbia (the "Company")

OF THE FIRST PART
AND:

(the "Director")
OF THE SECOND PART

WHEREAS:

     A. The Company's common shares are listed and posted for trading on the Vancouver Stock Exchange;

     B. The Company wishes to grant the Director an option to purchase common shares in the capital stock of the Company;

     C.   The Director is a director of the Company.

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of other good and valuable consideration and the sum of $1.00 now paid by the Director to the Company, the receipt and sufficiency of which is acknowledged by the Company, the parties agree as follows:

     1. In this Agreement, the term Share or Shares shall mean one or more common shares without par value in the capital stock of the Company as constituted at the date of this Agreement.

     2. The Company hereby grants the Director an irrevocable, non-transferable and non-assignable option, subject to the provisions of Sections 4 and 9 hereof (the "Option"), to purchase
__________ Shares of the Company (the "Optioned Shares"), at a price of $______ per Optioned Share.

     3. The Director shall, subject to the terms hereof, have the right to exercise the Option in its entirety for a term ending at the close of business on ___________________ (the "Expiry Date"). Immediately following the close of business on the Expiry Date, the Option shall, subject to Section 4 hereof, expire and terminate and be of no further force or effect whatsoever.





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4.   In the event of:

     (a)  the death of the Director on or prior to the Expiry
Date, the Option shall at the date of such death forthwith expire and terminate and be of no further force and effect whatsoever;

     (b) the resignation of the Director as a director of the Company prior to the Expiry Date, the Option shall at the date of such resignation forthwith expire and terminate and be of no further force and effect whatsoever.

     5. Subject to the provisions of Section 4, the Option shall be exercisable by the Director or his legal personal representatives tendering a notice in writing at the offices of the Company in Vancouver, British Columbia, specifying the number of Shares being purchased, together with a certified cheque in favour of the Company in an amount equal to the full purchase price of the number of Shares so specified. Upon any such exercise of Option as aforesaid, the Company shall forthwith cause the Transfer Agent and Registrar of the Company to deliver to the Director or his legal personal representatives (or as the Director may otherwise direct in the notice of exercise of Option) a certificate or certificates in the name of the Director or his legal personal representatives (or as the Director may otherwise direct in the notice of exercise of Option) representing in the aggregate such number of Shares as the Director or his legal personal representatives shall have then paid for.

     6. Nothing herein contained or done pursuant hereto shall obligate the Director to purchase and/or pay for any Optioned Shares except those Optioned Shares in respect of which the Director shall have exercised his Option in the manner provided.

     7. The number of common shares deliverable upon the exercise of the Option shall be subject to adjustment in the events and in the manner following:

     (a) in the event of any subdivision or subdivisions of the Shares of the Company as such Shares are constituted on the date hereof, at any time while the Option is in effect into a greater number of Shares, the Company will thereafter deliver at the time of purchase of Shares hereunder, in addition to the number of Shares in respect of which the right to purchase is then being exercised, such additional number of Shares as result from said subdivision or subdivisions without the Director making any additional payment or giving any other consideration therefor;

     (b) in the event of any consolidation or consolidations of the Shares of the Company as such Shares are constituted on the date hereof, at any time while the Option is in effect, into a lesser number of Shares, the Company will thereafter deliver and

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the Director shall accept, at the time of purchase of Shares hereunder, in lieu of the number of Shares in respect of which the right to purchase is then being exercised, the lesser number of Shares as a result from such consolidation or consolidations;

     (c) in the event of any change of the Shares of the Company as such Shares are constituted on the date hereof, at any time while the Option is in effect, the Company will thereafter deliver at the time of purchase of Shares hereunder the number of Shares of the appropriate class resulting from the said change as the Director would have been entitled to receive in respect of the number of Shares so purchased had the right to purchase been exercised before such change;

     (d) in the event of any capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Company or in the event of any consolidation, merger or amalgamation of the Company with or into any other company or in the event of any sale of the property of the Company as or substantially as an entirety at any time while the Option is in effect, the Director shall thereafter have the right to purchase and receive, in lieu of the Shares immediately theretofore purchasable and receivable upon the exercise of the Option, the kind and amount of Shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Shares equal to the number of Shares immediately theretofore purchasable and receivable upon the exercise of the Option would have received as a result of such. The subdivision or consolidation of Shares at any time outstanding into a greater or lesser number of Shares (whether with or without par value) shall not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this paragraph (d);

     (e) the adjustments provided for in this paragraph are cumulative;

     (f)  the Company shall not be required to issue fractional
Shares in satisfaction of its obligations hereunder. Any fractional interest in a Share that would, except for the provisions of this paragraph (f), be deliverable upon the exercise of the Option shall be cancelled and not be deliverable by the Company; and

     (g) if any questions shall at any time arise with respect to the exercise price or number of Shares deliverable upon exercise of the Option, such questions shall be conclusively determined by the Company's Auditors, or, if they decline to so act any other firm of Chartered Accountants, in Vancouver, that the Company may designate and who shall have access to all appropriate records and such determination shall be binding upon the Company and the Director.

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     8.  The Director shall have no rights whatsoever as a
shareholder in respect of any of the Optioned Shares (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of Optioned Shares in respect of which the Director shall have exercised his Option and which the Director shall have actually taken up and paid for.

     9. The provisions of this Agreement and the exercise of the rights hereinbefore granted to the Director are subject to the approval of all relevant regulatory authorities (including the Vancouver Stock Exchange) and, as an insider of the Company, of the shareholders at a general meeting of the shareholders of the Company. The expression "insider" as used herein, means "insider" as defined in the Securities Act of British Columbia, S.B.C. 1985, Chap. 83 (as amended).

     10. The Company hereby covenants and agrees to and with the Director that it will reserve in its treasury sufficient Shares to permit the issuance and allotment of the Optioned Shares to the Director in the event the Option or any part thereof is exercised.

     11. Any amendments to this Agreement shall be subject to the approval of all relevant regulatory authorities and of the shareholders at a general meeting of the shareholders of the Company.

     12. The Director represents to the Company that he is a director of the Company.

     13. A word used herein importing a particular gender includes every other gender, a word in the singular includes the plural, a word importing a corporate entity includes individuals, and vice versa.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

THE COMMON SEAL OF       )
INDO-PACIFIC ENERGY LTD. )
was hereunto affixed in  )
the presence of:         )
________________________ )
________________________ )

SIGNED, SEALED AND
DELIVERED by ___________ )
in the presence of:      )
(name)                   )
(address)                )
(telephone)              )